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                                                                    Exhibit 10.2


                   SOFTWARE DEVELOPMENT AND LICENSE AGREEMENT


                      AGREEMENT dated as of April 19, 2000, between TOON BOOM TECHNOLOGIES INC., a corporation formed under the laws of Canada (the "Licensor"), and STAN LEE MEDIA, INC., a Colorado corporation (the "Licensee").

         Licensor is a software development company dedicated to providing state-of-the-art, high performance tools to the cartoon animation industry. Licensor's products historically have been positioned at the high-end segment of the market, and are commonly known as "TicTacToon" and "USAnimation." Licensor intends to expand its product line by adding two versions of a product dedicated to the creation of cartoons on the World Wide Web, commonly known as "WEBtoon products," one dedicated to the prosumer market and one with a subset of the functionalities of the prosumer product and dedicated to the consumer market, thereby enabling Licensor to broaden its user demographics to include the prosumer and consumer mass market in addition to its high-end professional base.

         Licensee is an Internet-based, multimedia company founded by comic book icon Stan Lee to produce exciting original branded characters and content for exploitation in all media. Licensee wishes to create and develop in conjunction with Licensor user interfaces for the WEBtoon products to enhance such products acceptance by the prosumer and consumer mass markets.

         Licensor desires to grant to Licensee a non-exclusive license to market and sell, or sublicense the consumer version of the WEBtoon products bundled with value added original content of Licensee worldwide, and the Licensee desires to accept such appointment, subject to the terms and conditions of this Agreement.

         Accordingly, Licensor and Licensee hereby agree as follows:

I. PRODUCTS

           The WEBtoon products will consist of: (i) a new product aimed at the prosumer market (including in particular low end creators of Web sites) which is in the development stage and the initial description of which is contained in
Schedule 1, and (ii) a consumer mass market product consisting of a subset of the prosumer product with more limited functionalities and the initial description of which is contained in Schedule 1 and both offering animation templates such as pre-sets and libraries of already made sequences of characters which are in the development stage. The consumer mass market product hereinafter shall be referred to as the "Consumer Product" and the prosumer product hereinafter shall be referred to as the "Prosumer Product" and both the Consumer Product and the Prosumer Product, with contributions by Licensee as contemplated in Sections 3.02 and 4.01(a), shall be known as the "WEBtoon System," all intellectual property and trade secret rights in which shall be owned by Licensor from their creation (except for such Licensee content as described in Article V hereof). All intellectual property and trade secret rights in modifications, changes, enhancements, conversions, upgrades, or additions made to the WEBtoon System, whether made by Licensor, Licensee, or a third party, shall be the property of Licensor (except for such Licensee content as described in Article V hereof), shall be considered a part of the WEBtoon System, and the Licensee shall receive a license to the Consumer Product in accordance with
Article III of this Agreement. Licensee shall not be entitled to receive any portion of the source code of the WEBtoon system, except as otherwise provided for in the Software Escrow Agreement attached as Schedule 3.04 hereto. Licensee hereby undertakes not to decompile or reverse engineer the WEBtoon system or otherwise attempt to recreate its source code or gain access to it. Both parties acknowledge that the expression "Webtoon" as used in this Agreement, is used only for reference purposes and the actual products name will not contain the expression Webtoon which is not available for use by the parties.

II. LICENSED TERRITORY

         Except where otherwise explicitly noted, the licenses granted by this Agreement are worldwide (collectively, the "Licensed Territory").


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III. DEVELOPMENT AND LICENSE TO LICENSEE

           SECTION 3.01. WEBtoon System Development. Subject to the terms and conditions of this Agreement, Licensor agrees to develop the WEBtoon System, starting first with the Prosumer Product and continuing with the Consumer Product at no cost to Licensee other than as expressly set forth herein.

           SECTION 3.02. Software Development and Implementation. Licensor and Licensee agree to consult each other without any charge to the other party regarding the specifications which are the features, the functionalities and the user interfaces of the Prosumer Product and of the Consumer Product. However, the final decision, including on which functionalities of the Prosumer Product shall be retained in the Consumer Product shall remain with Licensor. Licensee shall have the right to terminate this Agreement if Licensee disagrees with the specifications finally retained by Licensor for any of the Prosumer Product or Consumer Product by written notice given to Licensee and taking effect at least thirty (30) days after receipt of such notice by Licensor unless in the meantime the parties shall have agreed in writing on the original or revised specifications. Licensor will install a prototype of both the Prosumer Product and the Consumer Product in its offices or another location, provided that the prototypes are accessible by Licensee. Licensor will present a prototype review of the Prosumer Product to Licensee, which the parties agree shall occur by August 1, 2000. At the time of prototype review, Licensee will communicate any suggested changes, modifications and enhancements to Licensor. Licensor will make its best efforts in order to incorporate changes resulting from prototype review and accepted by Licensor and install and implement the completed Prosumer Product, according to the proposed specifications, in final form as promptly as practicable in the circumstances following completion of the prototype review. Immediately thereafter, Licensor and Licensee will conduct beta testing of the Prosumer Product in accordance with the terms of the Beta Testing Agreement, a copy of which is annexed hereto as Schedule 3.02, until the completion of a release version. Immediately after completion of the final prototype version of the Prosumer Product, Licensor will present a prototype review of the Consumer Product to Licensee, which the parties agree is targeted to occur during the third quarter of the year 2000 and the above process shall be repeated with the Consumer Product. Licensee agrees to make available to Licensor, at no cost to it, for purposes of beta testing the Prosumer Product and the Consumer Product substantially the same persons having tested Licensee's website, www.stanlee.net.

           SECTION 3.03. License Grant from Licensor to Licensee. In consideration of the payment of the royalties provided in Section 6.03 hereof, Licensor hereby grants to Licensee, with the right to grant sublicenses to its Affiliates and to third parties approved in writing by Licensor, such approval not to be unreasonably withheld, a personal, non-assignable, non-exclusive license (the "Licensee License"), in the Licensed Territory, to offer for sale or to license the Consumer Product but only bundled with significant original Licensee value added content such as its new fourteen Super Heroes and Super Villains as Licensee shall so desire, for an initial term of five (5) years from the date of first commercial release of the Consumer Product by Licensor or Licensee whichever occurs first, such initial term being renewable with the consent of both parties and according to terms and conditions to be agreed upon by the parties, which Licensee License the Licensee hereby accepts. The Licensee License also shall include any enhancements to the Consumer Product provided by Licensor pursuant to any other agreement during the term of the Licensee License. The Licensee License shall not include reproduction or modification rights. All reproductions of the Consumer Product shall be performed by Licensor either electronically by download by the end-user from a site controlled by Licensor (but the command to download may be given by the end-user from a site controlled by Licensee in a mode transparent to the end-user) or physically in case physical products are needed subject, in this latter case, to agreement between the parties on the reproduction, packaging and shipping costs as contemplated in Section 6.03(a) hereof.

           SECTION 3.04. Escrow of WEBtoon System Software. Concurrently with execution of this Agreement, the parties shall execute a Software Source Code Escrow Agreement with the firm of Boivin, O'Neil, General Partnership, at 2000 Mansfield Street, Suite 705, Montreal, Quebec, H3A 2Z4, or such other mutually agreed upon escrow agent (collectively, the "escrow agent") substantially in the form of Schedule 3.04 and shall use their best efforts to have such agreement executed by escrow agent promptly.

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IV. OBLIGATIONS

           SECTION 4.01. By Licensee.

           (a) Engineering Services. Licensee, shall contribute to the development of the WEBtoon System engineering services through developers from Pentafour Media, Inc. of India ("Pentafour") providing to Licensor at the site of Licensor in the Montreal area, Canada the services of qualified developers valued by the parties in the amount of Two Hundred Fifty Thousand U.S. Dollars (US$250,000), which contribution shall be based upon mutually agreeable developers, deliverables and milestones as well as daily rates and out of pocket expenses to be assumed by Licensee to Pentafour or to such developers as more particularly described in Schedule 4.01(a). All intellectual property and trade secret rights in the result of the work performed by such developers shall be owned by Licensor. Such developers shall enter into such agreements pertaining to intellectual property assignment, waiver of moral rights and confidentiality as Licensor in its discretion shall require. Licensor shall have the right to require Licensee to replace any developer for cause upon notice to Licensee in which case Licensee shall arrange to have such developer replaced promptly by a developer of the same or superior expertise and experience as the other developers made available by Licensee to Licensor and continuing to perform services for Licensor. In such case, Licensee shall pay all transportation expenses of the replacement developer to Montreal and from Montreal to India at the end of the project, such amounts being in addition to the above amount of Two Hundred Fifty Thousand U.S. Dollars (US$250,000).


           (b) Promotional and Marketing Services. Licensee shall contribute promotional and marketing services to the development of the WEBtoon System valued by the parties in the amount of Two Hundred Fifty Thousand U.S. Dollars (US$250,000), which contribution shall be based upon the attainment of milestones and deliverables to be mutually agreed upon by Licensee and Licensor. Licensee undertakes that Mr. Stan Lee, on behalf of Licensee, shall be required to assist in marketing and promoting the WEBtoon Products worldwide but physically only from Los Angeles, California, on terms to be mutually agreed upon by Licensee and Licensor. Attached as Schedule 4.01(b) hereto is a detailed plan describing the minimum Licensee promotional and marketing services plan of the WEBtoon Products for such value. Licensor shall assume all out-of-pocket pre-approved promotional, advertising, travel, lodging and meal expenses incurred by Licensee's personnel and/or consultants in providing such promotional and marketing services described in this Section which expenses shall all be deducted by the Licensee from the amount of $250,000 provided in this Section.

           SECTION 4.02. By Licensor. During the term of the Licensee License, Licensor hereby grants Licensee a royalty-free, limited exclusive license to use and right of access at Licensee's principal development location in California, U.S.A., for a six (6) week period prior to the scheduled commercial release of each of the Prosumer Product and Consumer Product, as they then exist, and as the same may be modified or enhanced for general commercial release from time to time. Licensor acknowledges and agrees that Licensee also shall have the non-exclusive right to use during the term of the Licensee License certain mutually identified enhancements and features of the technology underlying the WEBtoon Products solely for Licensee's own content programming, which enhancements and features shall be negotiated by the parties in good faith.

V. PROPRIETARY RIGHTS AND LICENSE TO LICENSOR

           SECTION 5.01. Licensee Content. All Licensee content shall remain the sole and exclusive property of Licensee, including without limitation, all copyrights, trademarks, patents, trade secrets and any other proprietary rights. Nothing in this Agreement shall be construed to grant Licensor any ownership right in, or license to, such content, except as expressly set forth in Section
5.04 of this Agreement. To the extent that Licensor updates, modifies, combines or otherwise creates any derivative work from intellectual property contributed by Licensee other than as contemplated in Sections 4.01 (a) and (b), such shall be conclusively deemed to be owned solely by Licensee.

           SECTION 5.02. Proprietary Rights. Except as otherwise provided in
Section 5.01 hereof, all intellectual property and trade secret rights in all materials included in or pertaining to the WEBtoon System and all other deliverables hereunder, any updates or modifications thereto or derivative works thereof, whether made by Licensor, Licensee or a third party and all ideas, designs, and formats embodied therein, including but not limited to any computer

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software (in object code and source code form) and such other licenses and middleware required, script, the end user interface, programming code, applets, data, information or HTML or other scripts developed or provided by any party or its suppliers under this Agreement, audiovisual displays created hereunder (collectively, the "Work Product") are and shall remain the property of Licensor from their creation, and all rights, title and interest therein shall vest in Licensor and shall be deemed to be a "work made for hire" for Licensor including the services rendered by or on behalf of Licensee hereunder. To the extent that title to the Work Product does not, by operation of law, vest in Licensor or is not considered works made for hire, then all right, title and interest therein are hereby irrevocably assigned to Licensor effective from the moment of their creation. The Work Product, all copyright, trademark, trade dress, trade secret, patent and other proprietary rights therein shall belong exclusively to Licensor with Licensor having the right to obtain and to hold in its own name copyright and trademark registrations and such other protections as may be appropriate to the subject matter, and any extensions and renewals thereof. In addition, any and all data and information about, or provided by, end users and related to the Consumer Product at any time whether or not included in a database and/or any report in the possession of Licensor or Licensee during the term of the Licensee License ("User Information"), shall be the joint property of Licensor and Licensee, and shall be, to the extent permitted by applicable laws, communicated to the other party to be used by such party for any purpose except (i) for a purpose for which any necessary consent was not obtained from the end user or
(ii) for competing with the other party. Each party agrees to give the other party any reasonable assistance and to execute any further documents required to perfect the rights defined in this Section and in other Sections of this Agreement.

           SECTION 5.03. Confidentiality.

           (a) During the course of this Agreement and the negotiation between the parties which led to the execution of this Agreement, information that is confidential or proprietary to one party ("Disclosing Party") may be or may have been disclosed to the other party ("Receiving Party"), including, but not limited to software, technical processes and formulas, source codes, product designs, sales, cost and other unpublished financial information, product and business plans, advertising revenues, usage rates, advertising relationships, projections, and marketing data and other information which according to the circumstances surrounding their disclosure ought in good faith to be treated as confidential ("Confidential Information"). Confidential Information shall not include information that the Receiving Party can demonstrate (i) is, as of the time of its disclosure, or thereafter becomes part of the public domain through a source other than the Receiving Party, (ii) was known to the Receiving Party as of the time of its disclosure, (iii) is independently developed by the Receiving Party, or (iv) is subsequently learned from a third party not under a confidentiality obligation to the Disclosing Party. Except as provided for in this Agreement, each party shall not make any disclosure of the Confidential Information to anyone other than its employees or advisors who have a need to know in connection with this Agreement. Each party shall notify its employees and advisors of their confidentiality obligations with respect to the Confidential Information and shall require its employees and advisors to comply with these obligations. The confidentiality obligations of each party and its employees and advisors shall survive the expiration or termination of this Agreement.

           (b) The parties hereto agree that the transactions that are the subject of this Agreement, are of a confidential nature and shall not be disclosed except to the parties shareholders, directors, employees and advisors on a "need to know" basis or as required by law and that, following the execution of this Agreement, a joint press release shall be issued in order to summarize these transactions and, following the publication of said press release, each party undertakes not to make any public announcement without having obtained the prior written consent of the other party to that effect, except as otherwise may be required to comply with a party's legal disclosure obligations.

           SECTION 5.04. Grant of Licenses to Licensor.

           (a) Licensee hereby grants to Licensor and its Affiliates a personal, non-assignable, non-exclusive, royalty-free license (the "Licensor Limited License") in the Licensed Territory to reproduce, edit, modify, adapt, translate, exhibit, publish, transmit, participate in the transfer of, reproduce, create derivative works from, distribute, perform, display, and otherwise use Licensee content to create and distribute tutorials, help messages, documentation and packaging for the Prosumer Product and the Consumer Product and, to the extent agreed upon from time to time by Licensee, for any other purposes without the right to sublicense for an initial term commencing on the date of first commercial release of either the Prosumer Product or Consumer Product, whichever occurs first, and terminating five (5) years from the date of first commercial release of the Consumer Product, such initial term being

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renewable with the consent of both parties and according to terms and conditions to be agreed upon by the parties, which Licensor Limited License Licensor hereby accepts.

           (b) In consideration of the payment of the royalties provided in
Section 6.04 hereof, Licensee hereby grants to Licensor, with the right to grant sublicenses to its Affiliates and to third parties approved in writing by Licensee, such approval not to be unreasonably withheld, a personal, non-assignable, non-exclusive license (the "Licensor General License"), in the Licensed Territory, to reproduce and offer for sale or to license the same Licensee content as Licensee distributes with the Consumer Product under the Licensee License, but only bundled with the Consumer Product, for an initial term of five (5) years from the date of first commercial release of the Consumer Product, with Licensee content, by Licensee, such initial term being renewable with the consent of both parties and according to terms and conditions to be agreed upon by the parties, which Licensor General License the Licensor hereby accepts. The Licensor General License also shall include any enhancements to the Licensee content bundled with the Consumer Product as Licensee may from time to time make, during the term of the Licensor General License. The Licensor General License shall not include modification rights. All reproductions of the Licensee content shall be performed by Licensor at its cost.

VI. OTHER CONSIDERATION; ROYALTY PAYMENTS

           SECTION 6.01. By Licensee.

           (a) Warrants. Licensee shall, simultaneously with the execution of this Agreement, issue warrants to Licensor to purchase thirty thousand (30,000) shares of Licensee's Common Stock, at the lower of the closing bid price on the close of the transactions contemplated by this Agreement or the closing bid price on April 10, 2000, to be exercised on a five year period, as per the terms of the Purchase Warrants attached as Schedule 6.01 (a) hereto.


           (b) Software Purchase Agreement. Licensee hereby confirms the license software purchase obligations set forth in that certain letter agreement dated January 4, 2000 between the parties, and attached as Schedule 6.01(b) hereto which licenses shall be governed by Licensor standard terms and conditions of license applicable to such products. Payment for such licenses shall occur upon execution of this Agreement by both parties.

           SECTION 6.02. By Licensor.

           (a) Restricted Securities. Licensor shall, simultaneously with the execution of this Agreement, issue such number of warrants to Licensee entitling Licensee to an equivalent number of its share capital representing approximately two point ninety-six percent (2.96%) of the issued and outstanding capital stock of Licensor at the time of the execution of this Agreement but after the issuance to financial investors of the shares described in this section of which one-third (1/3) shall be issued in consideration for Licensee's consulting services previously rendered to Licensor and upon payment by Licensee to Licensor of the licenses described in Section 6.01(b) hereto, one-third (1/3) shall be issued in consideration for Licensee's engineering services in tranches upon attainment of the milestones specified in Schedule 4.01(a) and in the Warrant Agreement attached as Schedule 6.02(a), and one-third (1/3) shall be issued in consideration for Licensee's promotional and marketing services in tranches upon attainment of the milestones specified in Schedule 4.01(b) and in the Purchase Warrants attached as Schedule 6.02(a). Said shares shall be identical shares (in all respects, including without limitation, rights, preferences, powers, privileges, restrictions, etc.) to the shares to be issued to the financial investors contributing not less than One Million U.S. Dollars (US$1,000,000) specifically allocated and to be applied to assist in the development and launch of the WEBtoon Products (collectively, the "Securities").

           (b) Warrants. Licensor shall, simultaneously with the execution of this Agreement, issue warrants to Licensee to purchase one hundred fifty thousand (150,000) shares of Licensor's Securities, at a purchase price per share of CDN$0.70, to be exercised on a five year period, as per the terms of the Purchase Warrants

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attached as Schedule 6.02 (b) hereto. Said shares shall be identical shares (in all respects, including without limitation, rights, preferences, powers, privileges, restrictions, etc.) to the Securities.

           SECTION 6.03. Royalty Payments by Licensee.

           (a) Consumer Product Sales. In consideration of the Licensee License, Licensee shall pay Licensor a royalty related solely to the revenues generated from the sale or license of the Consumer Product bundled with the Licensee content, in an amount equal to thirty percent (30%) of Licensee's net revenues of the sale or license of the Consumer Product and of such Licensee content after the recoupment by Licensee of all of its costs, and the allocation of an off-the-top service/distribution fee of twenty percent (20%) of gross revenue. When a sale or license is granted by Licensee to one of its Affiliates for resale, re-licensing or sub-licensing, Licensee's net revenues shall be calculated by taking the Affiliates' net revenues and not including the net revenues earned by Licensee from such sale or license to its Affiliates. The minimum royalty payable to Licensor on the sales or licenses of the Consumer Product bundled with Licensee content packages shall be not less than Eight U.S. Dollars (US$8.00) per unit; provided, however, that if the Eight U.S. Dollars (US$8.00) per unit is not financially practicable due to marketplace factors, Licensor and Licensee agree to negotiate in good faith an alternative mutually acceptable royalty structure. Further, if any physical product needs to be reproduced by Licensor, in case the Consumer Product is not downloaded from the Licensor's site, the amount of Eight U.S. Dollars (US$8.00) shall be increased to take into account the costs of reproduction, packaging and shipping of the physical products including documentation. If such Consumer Product bundled with Licensee content is bundled by an OEM, then (i) each such OEM shall be subject to approval by Licensor; (ii) if the per unit royalty payable to Licensor in such case is below Eight U.S. Dollars (US$8.00), the Consumer Product shall be modified by Licensor for such purposes to only allow use of "skins" of Licensee and of Licensee's animation templates but not of those of others and (iii) Licensee and Licensor shall share equally all license fees, royalties, commissions, or other payments made by such OEM (in this section, the "OEM Payments").

           Licensee shall within thirty (30) days of the beginning of each quarter of each calendar year, submit to Licensor a report indicating the number of the Consumer Products sold or otherwise licensed by Licensee and the OEM Payments received during the preceding quarter during the term of the Licensee License, the amounts necessary to calculate the royalty and the OEM Payments and the total amount due to Licensor as payment of the royalty and share of the OEM Payments. Licensee shall at the same time as submitting the report remit to Licensor any amount of royalty and OEM Payments due and payable, in US Currency. Furthermore, Licensee shall remit to Licensor the sum due and payable under this Section within thirty (30) days after the termination date of the Licensee License accompanied with a report showing the above details.

           Any amount due but unpaid by Licensee to Licensor shall bear interest at a rate equal to the yearly rate of interest which Royal Bank of Canada announces publicly from time to time in Canada as its prime and lending rate which is its reference rate for determining rates of interest applicable to loans made by it in Canada in Canadian dollars, plus two percent (2%); such interest shall be calculated from the date the report is due until the date the full amount of the amount due is paid to Licensor.

           Licensee shall keep true and accurate records and books of account containing all data reasonably required for the computing of and verification of the royalty to be paid in accordance with this Section during the term of the Licensee License and for a period of one (1) year thereafter. Licensee will at all reasonable times during the term of the Licensee License and for a period of one (1) year thereafter, but not more frequently than once in any twelve month period, upon Licensor's request, produce the records and books for periodic inspection by Licensor. Should the reported royalty differ from that actually paid by Licensee then Licensor will immediately notify Licensee of the difference and request clarification of same.

           The cost of any inspection referred to above shall be borne by Licensor unless the royalty provided to Licensor was understated by more than five percent (5%), in which case the cost of the inspection shall be paid by Licensee.

           In the event that the said inspection reveals any underpayment of royalty due to Licensor, Licensee will promptly pay Licensor the full amount of that underpayment together with interest thereon at a rate equal to the yearly rate of interest which Royal Bank of Canada announces publicly from time to time in Canada as its prime and

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lending rate which is its reference rate for determining rates of interest applicable to loans made by it in Canada in Canadian dollars, plus two percent (2%); such interest shall be calculated from the date the report is due until the date the full amount of that underpayment of royalty is paid to Licensor.

           SECTION 6.04 Royalty Payments by Licensor.

           (a) Consumer Product Sales. In consideration of the Licensor General License, Licensor shall pay Licensee a royalty related solely to the revenues generated from the sale or license of the Consumer Product bundled with the Licensee content, in an amount equal to thirty percent (30%) of Licensor's net revenues of the sale or license of the Consumer Product and of such Licensee content after the recoupment by Licensor of all of its costs, and the allocation of an off-the-top service/distribution fee of twenty percent (20%) of gross revenue. When a sale or license is granted by Licensor to one of its Affiliates for resale, re-licensing or sub-licensing, Licensor's net revenues shall be calculated by taking the Affiliates' net revenues and not including the net revenues earned by Licensor from such sale or license to its Affiliates. The minimum royalty payable to Licensee on the sales or licenses of the Consumer product bundled with Licensee content packages shall be not less than Eight U.S. Dollars (US$8.00) per unit; provided, however, that if the Eight U.S. Dollars (US$8.00) per unit is not financially practicable due to marketplace factors, Licensor and Licensee agree to negotiate in good faith an alternative mutually acceptable royalty structure. If such Consumer Product bundled with Licensee content is bundled by an OEM, then (i) each such OEM shall be subject to approval by Licensee; (ii) if the per unit royalty payable to Licensee in such case is below Eight U.S. Dollars (US$8.00), the Consumer Product shall be modified by Licensor for such purposes to only allow use of "skins" of Licensee and of Licensee's animation templates but not of those of others and (iii) Licensor and Licensee shall share equally all license fees, royalties, commissions or other payments made by such OEM (in this section, the "OEM Payments").

           Licensor shall within thirty (30) days of the beginning of each quarter of each calendar year, submit to Licensee a report indicating the number of the Consumer Products bundled with Licensee content sold or otherwise licensed by Licensor and the OEM Payments received during the preceding quarter during the term of the Licensor General License, the amounts necessary to calculate the royalty and the OEM Payments and the total amount due to Licensee as payment of the royalty and share of the OEM Payments. Licensor shall at the same time as submitting the report remit to Licensee any amount of royalty and OEM Payments due and payable, in US Currency. Furthermore, Licensor shall remit to Licensee the sum due and payable under this Section within thirty (30) days after the termination date of the Licensor General License accompanied with a report showing the above details.

           Any amount due but unpaid by Licensor to Licensee shall bear interest at a rate equal to the yearly rate of interest which Royal Bank of Canada announces publicly from time to time in Canada as its prime and lending rate which is its reference rate for determining rates of interest applicable to loans made by it in Canada in Canadian dollars, plus two percent (2%); such interest shall be calculated from the date the report is due until the date the full amount of the amount due is paid to Licensee.

           Licensor shall keep true and accurate records and books of account containing all data reasonably required for the computing of and verification of the royalty to be paid in accordance with this Section during the term of the Licensor General License and for a period of one (1) year thereafter. Licensor will at all reasonable times during the term of the Licensor General License and for a period of one (1) year thereafter, but not more frequently than once in any twelve month period, upon Licensee's request, produce the records and books for periodic inspection by Licensee. Should the reported royalty differ from that actually paid by Licensor then Licensee will immediately notify Licensor of the difference and request clarification of same.

           The cost of any inspection referred to above shall be borne by Licensee unless the royalty provided to Licensee was understated by more than five percent (5 %), in which case the cost of the inspection shall be paid by Licensor.

           In the event that the said inspection reveals any underpayment of royalty due to Licensee, Licensor will promptly pay Licensee the full amount of that underpayment together with interest thereon at a rate equal to the yearly rate of interest which Royal Bank of Canada announces publicly from time to time in Canada as its prime and lending rate which is its reference rate for determining rates of interest applicable to loans made by it in Canada in

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Canadian dollars, plus two percent (2%); such interest shall be calculated from the date the report is due until the date the full amount of that underpayment of royalty is paid to Licensee.

VII. REPRESENTATIONS AND WARRANTIES

           SECTION 7.01. Licensor Representations and Warranties . Licensor hereby represents and warrants to Licensee:

           (a) it will be the sole and beneficial owner of the WEBtoon System except for portions of it which may be licensed from third parties and it has the right to grant the Licensee License;

           (b) the WEBtoon System will include only information that Licensor is authorized to use and to authorize Licensee to use;

           (c) the WEBtoon System will not constitute a libel or defamation, or conflict with or infringe upon or violate any copyrights, trademark rights, trade secret rights, rights of publicity or privacy or other third-party rights except patent rights;

           (d) the WEBtoon System will not give rise to any claims against Licensee for any guild or other royalty fees or payments of any kind;

           (e) except with respect to the Licensee content, all obligations owed to third parties with respect to the activities contemplated to be undertaken by Licensor under this Agreement with respect to the WEBtoon System or by Licensee under the Licensee License, including but not limited to all third-party licensing fees, will be fully paid up by Licensor so that Licensee will not have any obligations with respect thereto;

           (f) the WEBtoon System will be free from any pre-programmed devices, such as "viruses" or other such devices, that will cause any component thereof to be erased or become inoperable or incapable of processing or affect operations of other systems; at the time of delivery to Licensee or an end-user as is detectable by use of a commercially released up to date virus detection software as used by Licensor;

           (g) it has the power and authority to enter into and perform its obligations under this Agreement without the consent of any third party or that it has obtained any required consent;

           (h) this Agreement has been duly executed and delivered and constitutes (or will constitute, as the case may be) the legal, valid and binding obligation of the Licensor, enforceable against it in accordance with its terms; and

           (i) the execution and performance of this Agreement by Licensor will not violate any agreement to which Licensor is a party.

           SECTION 7.02. Licensee Representations and Warranties. Licensee hereby represents and warrants to Licensor:

           (a) it will be the sole and beneficial owner of the Licensee content except for portions of it which may be licensed from third parties and it has the right to grant the Licensor Limited License and the Licensor General License;

           (b) the Licensee content will include only information that Licensee is authorized to use and to authorize Licensor to use;

           (c) the Licensee content will not constitute a libel or defamation, or conflict with or infringe upon or violate any copyrights, trademark rights, trade secret rights, rights of publicity or privacy or other third-party rights except patent rights;


           (d) the Licensee content will not give rise to any claims against Licensor for any guild or other royalty fees or payments of any kind;

           (e) except with respect to the WEBtoon System, all obligations owed to third parties with respect to the activities contemplated to be undertaken by Licensee under this Agreement with respect to the Licensee content or by Licensor under the Licensor Limited License or Licensor General License, including but not limited to all third-party licensing fees, will be fully paid up by Licensee so that Licensor will not have any obligations with respect thereto;

           (f) the Licensee content will be free from any pre-programmed devices, such as "viruses" or other such devices, that will cause any component thereof to be erased or become inoperable or incapable of processing or affect operations of other systems; at the time of delivery to Licensor or an end-user as is detectable by use of a commercially released up to date virus detection software as used by Licensee;

           (g) it has the power and authority to enter into and perform its obligations under this Agreement without the consent of any third party or that it has obtained any required consent;

           (h) this Agreement has been duly executed and delivered and constitutes (or will constitute, as the case may be) the legal, valid and binding obligation of the Licensee, enforceable against it in accordance with its terms;

           (i) the execution and performance of this Agreement by Licensee will not violate any agreement to which Licensee is a party; and

           (j) it is acquiring the Securities and Warrants for its own account for investment purposes, and not with a view to selling or otherwise distributing the Warrants (or underlying shares).

           SECTION 7.04. Disclaimer of Warranty. THE WARRANTIES SET FORTH IN THIS AGREEMENT ARE LIMITED WARRANTIES AND ARE THE ONLY WARRANTIES MADE BY THE RESPECTIVE PARTIES. THE PARTIES EXPRESSLY DISCLAIM, AND HEREBY EXPRESSLY WAIVE, ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

           SECTION 7.05 Survival of Representations and Warranties. All representations and warranties of the parties shall survive for a period of one
(1) year after the termination of this Agreement or the expiration of all licenses granted under this Agreement whichever occurs first.

VIIA. CONDITIONS PRECEDENT TO CLOSING

           The closing (the "Closing") of the transactions contemplated by this Agreement shall take place at the offices of the Licensor, on the day on which the last of the conditions set forth in this Article VIIA is fulfilled or waived, but not later than April 26, 2000 (the "Closing Date"), or at such other place, date or time as the parties hereto may otherwise mutually agree. The Closing shall be effective as of the close of business on the day of the Closing Date.

           The obligations of the Licensee under this Agreement are, at the option of the Licensee, subject to the satisfaction, at or prior to the Closing Date of the condition that the Licensor shall have received equity financing from Canadian institutional investors in an amount not less than One Million Five Hundred Thousand Canadian Dollars (CAN$1,500,000) specifically allocated and to be applied to the development and launch of the WEBtoon System and that Licensee shall have obtained any necessary exemption from the Quebec Securities Commission for the issue of the Licensor Purchase Warrants.

           The obligations of the Licensor under this Agreement are, at the option of the Licensor, subject to the satisfaction, at or prior to the Closing Date, of the condition that the Licensor shall have obtained any necessary exemption from the Quebec Securities Commission for the issue of the Licensee Purchase Warrants.

VIII. INDEMNIFICATION

           SECTION 8.01. Indemnification by Licensee. Licensee agrees to indemnify, defend, and hold harmless Licensor, its directors, officers, employees and agents, and defend any action brought against same with respect to any third party claim, demand, cause of action, debt or liability, including reasonable attorneys' fees, to the extent that such action is based upon (i) a claim that any of the Licensee content as provided by Licensee hereunder or the exercise of any rights granted by Licensee to the Licensee content hereunder (provided that Licensor has followed Licensee's instructions included with such Licensee content) infringes or violates any rights of third parties, excluding patent rights but including, without limitation, rights of publicity, rights of privacy, copyrights, trademarks or trade secrets , (ii) Licensee's breach of any covenants, warranties or representations made herein, (iii) the negligence or willful misconduct of Licensee, and/or (iv) any breach of this Agreement by Licensee or any act or omission or alleged act or alleged omission by Licensee in connection with this Agreement.

           SECTION 8.02. Indemnification by Licensor. Licensor agrees to indemnify, defend, and hold harmless Licensee, its directors, officers, employees and agents, and defend any action brought against same with respect to any claim, demand, cause of action, debt or liability, including reasonable attorneys' fees, to the extent that such action arises out of or in connection with (i) a claim that any of the WEBtoon System or the exercise of any rights granted by Licensor to the Consumer Product hereunder (provided that Licensor has followed Licensee's instructions included with such Consumer Product) infringes or violates any rights of third parties, excluding patent rights but including, without limitation, rights of publicity, rights of privacy, copyrights, trademarks or trade secrets, (ii) Licensor's breach of any covenants, warranties or representations made herein, (iii) the negligence or willful misconduct of Licensor; and/or (iv) any breach of this Agreement by Licensor or any act or omission or alleged act or alleged omission by Licensor in connection with this Agreement.

           SECTION 8.03. Notice. In claiming any indemnification hereunder, an indemnified party shall promptly provide the indemnifying party with written notice of any claim which the indemnified party believes falls within the scope of the foregoing Sections. An indemnified party may, at its own expense, assist in the defense if it so chooses, provided that the indemnifying party shall control such defense and all negotiations relative to the settlement of any such claim and further provided that any settlement intended to bind an indemnified party shall not be final without the indemnified party's written consent, which shall not be unreasonably withheld.

           SECTION 8.04. Limitation of Liability. NEITHER PARTY SHALL HAVE LIABILITY UNDER ANY CIRCUMSTANCES FOR CONSEQUENTIAL, EXEMPLARY, SPECIAL, INCIDENTAL, OR PUNITIVE DAMAGES. THIS LIMIT OF LIABILITY IS A MATERIAL TERM OF THIS AGREEMENT AND THE PARTIES' EXECUTION OF THIS AGREEMENT WAS DEPENDENT UPON ITS INCLUSION. THE LIABILITY OF EACH PARTY HEREUNDER, INCLUDING UNDER ARTICLE VII AND SECTIONS 8.01 AND 8.02 SHALL NOT EXCEED IN THE AGGREGATE THE ROYALTIES PAID BY LICENSEE TO LICENSOR FOR THE LICENSEE LICENSE GRANTED HEREUNDER.

IX. TERMINATION

           SECTION 9.01. Termination of Agreement. In addition to the provisions of Section 3.02, either party may terminate this Agreement in the event of the occurrence of any of the following events:

           (a) effective upon delivery of thirty (30) days' written notice of termination, upon the occurrence of the breach by the other party of any of its obligations hereunder, if such breach continues for thirty (30) days after receipt by the other party of notice defining such breach in reasonable detail, unless such breach cannot with due diligence be cured within such 30-day period, in which case such failure shall not be deemed to continue if the other party proceeds promptly and with due diligence to cure the failure and diligently completes the curing thereof; and

           (b) effective upon delivery of one (1) day written notice of termination, upon the occurrence of the filing of a voluntary petition in bankruptcy by other party or an involuntary petition in bankruptcy is filed against other party and is not dismissed within sixty (60) days thereafter, or, if a receiver or trustee of any of other party's property is appointed and not vacated within sixty (60) days thereafter, or if other party shall be adjudged insolvent by final judgment, or if an assignment shall be made of other party's property for the benefit of creditors, or in the event of any other circumstances which prevent effective performance by other party under this Agreement.

           SECTION 9.02. Effect of Termination.

           (a) Termination of this Agreement shall not release or discharge either party hereto from any obligation, debt or liability which may previously have occurred and remains to be performed upon the date of termination. Termination of this Agreement shall not affect any end-user license to use the Consumer Product granted prior to the date of termination of this Agreement.

           (b) Effective on the termination of this Agreement, Licensee shall return to Licensor any and all papers, material and property including but not limited to, the price lists of the products, the advertising material, catalogues, technical and promotional material obtained from Licensor or used by Licensee during the term of this Agreement, without making or retaining copies thereof.

           (c) Effective on the termination of this Agreement, all warrants or options granted by either party which have not vested shall be automatically cancelled.

X. GENERAL PROVISIONS

           SECTION 10.01. Entire Agreement; Amendments. This Agreement (including the exhibits, schedules and other documents referred to herein) contains the entire agreement among the parties hereto with respect to the subject matter hereof. This Agreement may be changed only by an instrument in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

           SECTION 10.02. Notice. All notices, requests, demands and other communications shall be in writing and deemed to have been duly given when delivered personally, by facsimile transmission upon receipt of a "clear" or "ok" transmission notice, or three days following deposit in the United States mail, first class, postage prepaid, duly addressed:

         If to Licensee:                  Stan Lee Media, Inc.
                                          15821 Ventura Boulevard, Suite 675
                                          Encino, CA   91436
                                          Attention: Chief Operating Officer
                                          Fax: (818) 461-1760

         If to Licensor:                  Toon Boom Technologies, Inc.
                                          7, Laurier Street
                                          Montreal (Quebec)
                                          CANADA H2T 1E4
                                          Attention: Chief Executive Officer
                                          Fax: (514) 278-2666

Any party may, pursuant to written notice in compliance with this Section, alter or change the address, facsimile number or the identity of the person to whom any notice is to be sent.

           SECTION 10.03. Further Assurances. Each party hereto shall do such further acts, including executing any and all documents which may be necessary or expedient in order to further the purposes of this Agreement.

           SECTION 10.04. Governing Law; Venue. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Illinois. All disputes or controversies arising out of or in connection with this Agreement or the transactions contemplated herein shall be finally settled to the exclusion of the courts under the Rules of Arbitration of International Chamber of Commerce by one or more arbitrators appointed in accordance with said Rules and all arbitration proceedings shall take place in Chicago, Illinois.

           SECTION 10.05. Severability. In case any one or more of the provisions or any portion of any provision contained in this Agreement should be found to be invalid, illegal or unenforceable in any respect, such provision or portion thereof shall be modified or deleted in such manner so as to afford the parties the fullest protection commensurate with making this Agreement, as modified, legal and enforceable under applicable laws, and the validity, legality and enforceability of any such provision shall not in any way be affected or impaired thereby, such remaining provisions or portion of any such provision construed as severable and independent thereof.

           SECTION 10.06. Article and Section Headings. The headings of Articles and Sections of this Agreement are for convenient reference only, and shall not in any manner govern, limit, modify or construe this Agreement or any part or provisions hereof or otherwise be given any legal effect.

           SECTION 10.07. Pronouns; Gender; Number. When the context so requires in this Agreement, the masculine gender includes the feminine and/or the neuter, and the singular number includes the plural.

           SECTION 10.08. No Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall any party hereto be estopped from enforcing any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

           SECTION 10.09. Limited Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party; provided, however, that either party may assign any or all of its rights and interests hereunder to one or more of its Affiliates.

           SECTION 10.10. Affiliates. The term "Affiliate" as used in this Agreement with respect to any party means any corporation, joint venture, partnership, trust, or other business entity directly or indirectly, controlling, controlled by, or under common control with, such party, control meaning owning a majority of the common stock of such corporation, joint venture, partnership, trust, or other business entity or otherwise being in a position to direct its affairs.

           SECTION 10.11. Attorneys' Fees. If either party brings an action for judicial review or enforcement of this Agreement, the prevailing party in any such action, trial or appeal shall be entitled to its reasonable attorneys' fees to be paid by the nonprevailing party as fixed by the court.

           SECTION 10.12. No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the parties.

           SECTION 10.13. Expenses. Each party shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

           SECTION 10.14. Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. Each party has been represented by independent counsel who have carefully negotiated the provisions of this

Agreement, or has had an opportunity to be represented by independent counsel and has knowingly, voluntarily and willingly waived the right to such independent counsel. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant.

           SECTION 10.15. Incorporation of Exhibits and Schedules. The exhibits and schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

           SECTION 10.16. Specific Performance. Each party acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each party agrees that the other party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or Canada or any state or province thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

           SECTION 10.17. Independent Contractors. Each party and its personnel, in performance of this Agreement, are acting as independent contractors and not as employees or agents of the other party. No personnel of either party shall have the authority to bind the other party or otherwise to create legal obligations on behalf of the other party .

           SECTION 10.18. Force Majeure. If the performance of any part of this Agreement by either party is prevented, hindered, delayed or otherwise made impracticable by reason of any flood, riot, fire, judicial or governmental action, labor disputes, act of God or any other causes beyond the reasonable control of either party, that party shall be excused from such to the extent that it is prevented, hindered or delayed by such causes, provided that the party claiming force majeure has taken all reasonable measures to avoid such cause.

           SECTION 10.19. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Each party hereto, and its respective successors and assigns, shall be authorized to rely upon the signatures of all of the parties hereto which are delivered by facsimile as constituting a duly authorized, irrevocable, actual, current delivery of this Agreement with original ink signatures of each person and entity; provided, however, that each party hereto that delivers such facsimile signatures to another party hereto, covenants and agrees that it shall deliver an executed original of the same to the party so receiving the previous facsimile signatures within five (5) days after delivery of such facsimile signatures.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, by their duly authorized representatives, all as of the date first above written.



                         LICENSEE:     STAN LEE MEDIA, INC.

                                   BY  /s/ GILL CHAMPION
                                       -----------------------------------------
                                       Gill Champion,
                                       Chief Operating Officer


                     LICENSOR:     TOON BOOM TECHNOLOGIES, INC.,

                                   BY: /s/ JACQUES BILODEAU
                                   ---------------------------------------------
                                   Jacques Bilodeau,
                                   President and Chief Executive Officer